Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) January 15, 2015

CITIGROUP REPORTS FOURTH QUARTER 2014 EARNINGS PER SHARE OF $0.06

NET INCOME OF $350 MILLION

REVENUES OF $17.8 BILLION

LEGAL AND RELATED EXPENSES AND REPOSITIONING CHARGES TOTALED $3.5 BILLION

NET INTEREST MARGIN INCREASED TO 2.92%

NET CREDIT LOSSES OF $2.2 BILLION DECLINED 12% VERSUS PRIOR YEAR PERIOD

UTILIZED APPROXIMATELY $200 MILLION OF DEFERRED TAX ASSETS;
DTA UTILIZATION OF APPROXIMATELY $3.1 BILLION IN 2014

BASEL III COMMON EQUITY TIER 1 CAPITAL RATIO OF 10.5%(1)
ESTIMATED BASEL III SUPPLEMENTARY LEVERAGE RATIO OF 6.0%(2)

BOOK VALUE PER SHARE OF $66.16
TANGIBLE BOOK VALUE PER SHARE(3) OF $56.83

CITI HOLDINGS ASSETS OF $98 BILLION DECLINED 16% FROM PRIOR YEAR PERIOD
AND REPRESENTED 5% OF TOTAL CITIGROUP ASSETS AT QUARTER END

New York, January 15, 2015 — Citigroup Inc. today reported net income for the fourth quarter 2014 of $350 million, or $0.06 per diluted share, on revenues of $17.8 billion. This compared to net income of $2.5 billion, or $0.77 per diluted share, on revenues of $17.8 billion for the fourth quarter 2013. Legal and related expenses and repositioning charges totaled $3.5 billion in the current quarter, compared to $1.0 billion in the prior year period.

CVA/DVA(4) was $7 million ($4 million after-tax) in the fourth quarter 2014, compared to negative $164 million (negative $100 million after-tax) in the prior year period. Fourth quarter 2013 results also included a $189 million after-tax benefit related to the divestiture of Citi’s Credicard business in Brazil and a $235 million after-tax charge related to the net fraud loss in Mexico.(5) Excluding CVA/DVA and the items in the fourth quarter 2013, earnings were $0.06 per diluted share, compared to prior year earnings of $0.82 per diluted share.

Michael Corbat, Chief Executive Officer of Citigroup, said, “While the overall results for 2014 fell short of our expectations, we did make significant progress on our top priorities. During the year, we increased our market share among our target institutional clients, grew our core loan book, and improved both our net interest revenue and margin from 2013 levels.  For the first time since its establishment, Citi Holdings was profitable for the full year and we accelerated the utilization of our deferred tax assets. We strengthened our capital planning process and made Citi a safer and stronger institution, as evidenced by the increases to our capital, leverage and liquidity ratios. Although we made some difficult decisions over the course of the year, I believe they allowed us to put our franchise in a position to have a successful 2015.”

Citigroup full year 2014 net income was $7.3 billion on revenues of $76.9 billion, compared to net income of $13.7 billion on revenues of $76.4 billion for the full year 2013. Full year 2014 results included CVA/DVA of negative $390 million (negative $240 million after-tax), compared to negative $342 million (negative $213 million after-tax) in the prior year period. Citigroup full year 2014 results also included a charge of $3.8 billion ($3.7 billion after-tax) to settle RMBS and CDO-related claims.(6) Full year 2013 results also included the benefit related to the impact of the Credicard divestiture and the net fraud loss. In addition, Citigroup recorded a tax charge of $210 million in the first quarter of 2014 related to corporate tax reforms enacted in two states, and a tax benefit of $176 million in the third quarter 2013 related to the resolution of certain tax audit items. Excluding CVA/DVA, Citigroup revenues were $77.3 billion in 2014, up 1% compared to the prior year. Excluding CVA/DVA as well as the impact of the mortgage settlement in 2014, Credicard divestiture and net fraud loss in 2013, and the tax items in both years,(7) net income was $11.5 billion in 2014, down 16% compared to 2013, as higher revenues and lower net credit losses were offset by higher operating expenses, a lower net loan loss reserve release and a higher effective tax rate.

Fourth Quarter and Full Year Financial Results

Citigroup ($ in millions, except per share amounts)	4Q’14	3Q’14	4Q’13	QoQ%	YoY%	2014	2013	%Δ
Citicorp	16,504	18,016	16,472	-8%	—	71,067	71,853	-1%
Citi Holdings	1,308	1,588	1,307	-18%	—	5,815	4,566	27%
Total Revenues	$17,812	$19,604	$17,779	-9%	—	$76,882	$76,419	1%

Adjusted Revenues(a)	$17,805	$19,975	$17,943	-11%	-1%	$77,272	$76,761	1%

Expenses	$14,426	$12,955	$12,292	11%	17%	$55,051	$48,408	14%

Adjusted Expenses(a)	$14,426	$12,955	$11,932	11%	21%	$51,302	$48,048	7%

Net Credit Losses	2,248	2,097	2,547	7%	-12%	8,973	10,463	-14%
Loan Loss Reserve Build/(Release)(b)	(441)	(552)	(670)	20%	34%	(2,307)	(2,779)	17%
Provision for Benefits and Claims	206	205	195	—	6%	801	830	-3%
Total Cost of Credit	$2,013	$1,750	$2,072	15%	-3%	$7,467	$8,514	-12%

Adjusted Cost of Credit(a)	$2,013	$1,750	$2,072	15%	-3%	$7,412	$8,514	-13%

Income (Loss) from Cont. Ops. Before Taxes	$1,373	$4,899	$3,415	-72%	-60%	$14,364	$19,497	-26%
Provision for Income Taxes	991	1,985	1,090	-50%	-9%	6,864	5,867	17%
Income from Continuing Operations	$382	$2,914	$2,325	-87%	-84%	$7,500	$13,630	-45%
Net income (loss) from Disc. Ops.	(1)	(16)	181	94%	NM	(2)	270	NM
Non-Controlling Interest	31	59	50	-47%	-38%	185	227	-19%
Citigroup Net Income	$350	$2,839	$2,456	-88%	-86%	$7,313	$13,673	-47%

Adjusted Net Income(a)	$346	$3,067	$2,602	-89%	-87%	$11,489	$13,756	-16%

Basel III Common Equity Tier 1 Capital Ratio(c)	10.5%	10.7%	10.1%
Estimated Basel III Supplementary Leverage Ratio(d)	6.0%	6.0%	5.4%
Return on Average Common Equity	0.4%	5.3%	4.8%
Book Value per Share	$66.16	$67.11	$65.23	-1%	1%
Tangible Book Value per Share(e)	$56.83	$57.53	$55.31	-1%	3%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods, the impact of the mortgage settlement in 2Q’14, the net fraud loss in 4Q’13, the impact of the Credicard divestiture in 4Q’13 and the tax items in 1Q’14 and 3Q’13.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

(c) For additional information, please refer to Appendix D and Footnote 1.

(d) For additional information, please refer to Footnote 2.

(e) For additional information, please refer to Appendix E and Footnote 3.

Citigroup

Citigroup revenues of $17.8 billion in the fourth quarter 2014 were unchanged from the prior year period. Excluding CVA/DVA, revenues of $17.8 billion decreased 1% from the prior year period, driven by a 1% decrease in Citicorp revenues, partially offset by a slight increase in Citi Holdings revenues.

Citigroup’s net income declined to $350 million in the fourth quarter 2014 from $2.5 billion in the prior year period. Excluding CVA/DVA in both periods and the impact of the Credicard divestiture and the net fraud loss in the prior year period, Citigroup net income was $346 million versus $2.6 billion in the prior year period, primarily driven by higher operating expenses and a higher effective tax rate.

Citigroup’s operating expenses were $14.4 billion in the fourth quarter 2014, 21% higher than the $11.9 billion in the prior year period (excluding the impact of the net fraud loss), driven by higher legal and related expenses and repositioning costs, as well as increased regulatory and compliance costs and higher volume-related expenses, partially offset by continued efficiency savings and the impact of foreign exchange translation. Operating expenses in the fourth quarter 2014 included legal and related expenses of $2.9 billion, compared to $809 million in the prior year period, and $655 million of repositioning charges, compared to $234 million in the prior year period.

Citigroup’s cost of credit in the fourth quarter 2014 was $2.0 billion, a decrease of 3% from the prior year period, primarily reflecting a $299 million improvement in net credit losses, partially offset by a lower net release of loan loss reserves.

Citigroup’s effective tax rate was 72% in the current quarter, an increase from 32% in the prior year period (excluding CVA/DVA), driven by a significantly higher portion of non-tax-deductible legal and related expenses in the current quarter.

Citigroup’s allowance for loan losses was $16.0 billion at quarter end, or 2.50% of total loans, compared to $19.6 billion, or 2.97% of total loans, at the end of the prior year period. The $441 million net release of loan loss reserves in the current quarter compared to a $670 million release in the prior year period. Citigroup asset quality continued to improve as total non-accrual assets fell to $7.4 billion, a 22% reduction compared to the fourth quarter 2013. Corporate non-accrual loans declined 38% to $1.2 billion, while consumer non-accrual loans declined 17% to $5.9 billion.

Citigroup’s loans were $645 billion as of quarter end, down 3% from the prior year period. On a constant dollar basis,(8) Citigroup’s loans declined by 1%, as continued declines in Citi Holdings, driven primarily by reductions in the North America mortgage portfolio, offset 3% growth in Citicorp.

Citigroup’s deposits were $899 billion as of quarter end, down 7% from the prior year period. In constant dollars, Citigroup’s deposits were down 4%, primarily driven by the reclassification of $21 billion of deposits in Asia to other liabilities reflecting held-for-sale treatment as a result of Citigroup entering into an agreement to sell its retail banking business in Japan, as well as the continued reduction in Citi Holdings deposits.

Citigroup’s book value per share was $66.16 and its tangible book value per share was $56.83, each as of quarter end, representing 1% and 3% increases, respectively, versus the prior year period. At quarter end, Citigroup’s Basel III Common Equity Tier 1 Capital ratio was 10.5%, up from 10.1%(9) in the prior year period. Citigroup’s estimated Basel III Supplementary Leverage ratio for the fourth quarter 2014 was 6.0%, up from 5.4% in the prior year period.

Citicorp ($ in millions)	4Q’14	3Q’14	4Q’13	QoQ%	YoY%	2014	2013	%Δ
Global Consumer Banking	9,442	9,637	9,469	-2%	—	37,753	38,165	-1%
Institutional Clients Group	7,199	8,371	7,044	-14%	2%	33,267	33,567	-1%
Corporate/Other	(137)	8	(41)	NM	NM	47	121	-61%
Total Revenues	$16,504	$18,016	$16,472	-8%	—	$71,067	$71,853	-1%

Adjusted Revenues(a)	$16,492	$18,332	$16,637	-10%	-1%	$71,410	$72,198	-1%

Expenses	$13,661	$12,063	$10,799	13%	27%	$47,336	$42,438	12%

Adjusted Expenses(a)	$13,661	$12,063	$10,439	13%	31%	$47,336	$42,078	12%

Net Credit Losses	1,867	1,750	1,812	7%	3%	7,327	7,393	-1%
Loan Loss Reserve Build/(Release)(b)	(226)	(408)	(130)	45%	-74%	(1,404)	(736)	-91%
Provision for Benefits and Claims	55	52	52	6%	6%	199	212	-6%
Total Cost of Credit	$1,696	$1,394	$1,734	22%	-2%	$6,122	$6,869	-11%

Net Income	$192	$2,601	$2,888	-93%	-93%	$10,683	$15,606	-32%

Adjusted Net Income(a)	$185	$2,795	$3,034	-93%	-94%	$11,104	$15,690	-29%

Adjusted Revenues(a)
North America	7,490	8,150	7,199	-8%	4%	31,940	31,512	1%
EMEA	2,363	2,887	2,411	-18%	-2%	11,145	11,514	-3%
LATAM	3,236	3,395	3,550	-5%	-9%	13,486	13,997	-4%
Asia	3,540	3,892	3,518	-9%	1%	14,792	15,054	-2%
Corporate/Other	(137)	8	(41)	NM	NM	47	121	-61%

Adjusted Income from Continuing Ops.(a)
North America	1,751	2,063	1,321	-15%	33%	8,286	7,214	15%
EMEA	168	632	413	-73%	-59%	2,145	2,497	-14%
LATAM	535	646	806	-17%	-34%	2,569	3,194	-20%
Asia	869	1,123	804	-23%	8%	3,670	3,721	-1%
Corporate/Other	(3,105)	(1,598)	(256)	-94%	NM	(5,383)	(806)	NM

EOP Assets ($B)	1,745	1,780	1,763	-2%	-1%	1,745	1,763	-1%
EOP Loans ($B)	572	576	573	-1%	—	572	573	—
EOP Deposits ($B)	889	928	932	-4%	-5%	889	932	-5%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods, the net fraud loss in 4Q’13, the impact of the Credicard divestiture in 4Q’13 and the tax items in 1Q’14 and 3Q’13.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $16.5 billion in the fourth quarter 2014 were unchanged from the prior year period. CVA/DVA, reported within Institutional Clients Group (ICG), was $12 million in the fourth quarter 2014 ($7 million after-tax), compared to negative $165 million (negative $100 million after-tax) in the prior year period. Excluding CVA/DVA, revenues were down 1% from the fourth quarter 2013, as ICG and Global Consumer Banking (GCB) revenues were largely unchanged, and Corporate/Other revenues decreased. Corporate/Other revenues were negative $137 million, versus negative $41 million in the prior year period, primarily due to lower revenues from sales of available-for-sale securities as well as hedging activities.

Citicorp net income was $192 million, versus $2.9 billion in the prior year period. Excluding CVA/DVA and the impact of the Credicard divestiture and the net fraud loss in the prior year period, Citicorp’s net income was $185 million, versus $3.0 billion in the prior year period, primarily driven by higher operating expenses and a higher effective tax rate.

Citicorp operating expenses were $13.7 billion, a 31% increase from the prior year period (excluding the impact of the net fraud loss), primarily reflecting higher legal and related expenses (primarily recorded in Corporate/Other), higher repositioning charges, increased regulatory and compliance costs, as well as volume-related expenses, partially offset by ongoing efficiency savings and the impact of foreign exchange translation. Operating expenses in the fourth quarter 2014 included legal and related expenses of $2.8 billion, compared to $159 million in the prior year period, and $637 million of repositioning charges, compared to $204 million in the prior year period.

Citicorp cost of credit of $1.7 billion in the fourth quarter 2014 declined 2% from the prior year period. A higher net loan loss reserve release and lower net credit losses in North America GCB were partially offset by higher net credit losses in ICG and international GCB. Citicorp’s consumer loans 90+ days delinquent decreased 10% from the prior year period to $2.7 billion, and the 90+ days delinquency ratio improved to 0.90% of loans.

Citicorp end of period loans were unchanged versus the prior year period at $572 billion, with 1% growth in corporate loans to $274 billion and a 2% decrease in consumer loans to $297 billion. On a constant dollar basis, Citicorp end of period loans grew 3% versus the prior year period, with 4% growth in corporate loans and 2% growth in consumer loans.

Global Consumer Banking ($ in millions)	4Q’14	3Q’14	4Q’13	QoQ%	YoY%	2014	2013	%Δ
North America	5,091	4,989	4,874	2%	4%	19,645	19,776	-1%
EMEA	305	347	358	-12%	-15%	1,358	1,449	-6%
LATAM	2,255	2,357	2,403	-4%	-6%	9,204	9,316	-1%
Asia	1,791	1,944	1,834	-8%	-2%	7,546	7,624	-1%
Total Revenues	$9,442	$9,637	$9,469	-2%	—	$37,753	$38,165	-1%

Expenses	$5,345	$5,281	$5,361	1%	—	$21,277	$21,187	—

Net Credit Losses	1,746	1,738	1,787	—	-2%	7,051	7,211	-2%
Loan Loss Reserve Build/(Release)(a)	(268)	(375)	(9)	29%	NM	(1,185)	(632)	-88%
Provision for Benefits and Claims	55	52	52	6%	6%	199	212	-6%
Total Cost of Credit	$1,533	$1,415	$1,830	8%	-16%	$6,065	$6,791	-11%

Net Income	$1,666	$1,928	$1,539	-14%	8%	$6,912	$6,746	2%

Income from Continuing Operations
North America	1,139	1,185	858	-4%	33%	4,421	3,910	13%
EMEA	(38)	1	(1)	NM	NM	(7)	35	NM
LATAM	256	338	371	-24%	-31%	1,204	1,337	-10%
Asia	312	413	313	-24%	—	1,320	1,481	-11%

(in billions of dollars)
Avg. Cards Loans	141	142	145	—	-3%	142	141	1%
Avg. Retail Banking Loans	156	158	151	-1%	3%	156	147	6%
Avg. Deposits	327	333	329	-2%	-1%	331	327	1%
Investment Sales	24	30	23	-19%	3%	108	103	5%
Cards Purchase Sales	100	94	99	6%	1%	375	365	3%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $9.4 billion were unchanged from the prior year period, as growth in North America was offset by a decline in international revenues on a reported basis. On a constant dollar basis, revenues increased 3%, due to the growth in North America and 1% growth in international revenues.

GCB net income rose 8% versus the prior year period to $1.7 billion, reflecting a lower cost of credit. Operating expenses were unchanged at $5.3 billion, but increased 3% in constant dollars, mostly reflecting higher repositioning charges, partially offset by ongoing cost reduction initiatives.

North America GCB revenues rose 4% to $5.1 billion versus the prior year period, reflecting higher revenues in retail banking, partially offset by lower revenues in Citi retail services. Retail banking revenues rose 25% to $1.4 billion from the fourth quarter 2013, reflecting 10% growth in average loans and 1% growth in average deposits, as well as a gain of approximately $130 million related to the sale of certain on-balance sheet mortgage loans in the current quarter. Citi-branded cards revenues of $2.1 billion were unchanged versus the prior year period, as purchase sales grew 4% and an improvement in spreads mostly offset the impact of lower average loans. Citi retail services revenues decreased 3% to $1.6 billion, primarily reflecting higher contractual partner payments driven by higher yields and improved credit.

North America GCB net income was $1.1 billion, up 33% versus the fourth quarter 2013, driven by the increase in revenues and reduced credit costs, partially offset by higher operating expenses. Operating expenses were up 1% versus the prior year period to $2.5 billion, as higher repositioning charges and increased marketing costs were partially offset by ongoing efficiency savings.

North America GCB credit quality continued to improve as net credit losses of $1.0 billion decreased 8% versus the prior year period. Net credit losses improved versus the prior year period in Citi-branded cards (down 13% to $514 million) and in Citi retail services (down 2% to $463 million). The reserve release in the fourth quarter 2014 was $244 million, $160 million higher than in the fourth quarter 2013, due to continued improvement in each of the cards portfolios. Delinquency rates improved from the prior year period in both Citi-branded cards and Citi retail services.

International GCB revenues decreased 5% versus the fourth quarter 2013 to $4.4 billion. In constant dollars, revenues increased 1% versus the fourth quarter 2013. Revenues in Latin America increased 1% to $2.3 billion, primarily driven by volume growth in Mexico. In Asia, revenues rose by 1% to $1.8 billion, primarily driven by volume growth, partially offset by spread compression and the impact of regulatory changes in certain markets. In EMEA, revenues declined 2% to $305 million as spread compression offset higher volumes.

International GCB net income decreased 23% from the prior year period to $527 million, and decreased 18% in constant dollars. On a constant dollar basis, the slightly higher revenues were offset by higher operating expenses. Operating expenses in the fourth quarter 2014 increased 5% in constant dollars (decreased 1% on a reported basis) as higher repositioning charges as well as the impact of business growth and higher non-income tax expenses were partially offset by ongoing efficiency savings. In constant dollars, credit costs increased 1% versus the prior year period, as reserve releases in Asia were offset by higher credit costs in Latin America and EMEA.

International GCB credit quality remained stable. Net credit losses rose 8% to $733 million, including a charge-off of approximately $70 million related to Citi’s homebuilder exposure in Mexico, which was offset by a related release of previously established loan loss reserves, and therefore neutral to the cost of credit in the current period. The international net credit loss rate was 2.09% of average loans in the fourth quarter 2014, compared to 1.93% in the prior year period. Excluding the charge-off associated with homebuilder exposure in Mexico, the international net credit loss rate would have improved to 1.88%.

Institutional Clients Group ($ in millions)	4Q’14	3Q’14	4Q’13	QoQ%	YoY%	2014	2013	%Δ
Treasury & Trade Solutions	1,960	1,965	1,938	—	1%	7,882	7,819	1%
Investment Banking	1,065	1,248	1,146	-15%	-7%	4,703	4,411	7%
Private Bank	666	663	599	—	11%	2,653	2,487	7%
Corporate Lending(a)	431	442	395	-2%	9%	1,742	1,513	15%
Total Banking	4,122	4,318	4,078	-5%	1%	16,980	16,230	5%
Fixed Income Markets	1,988	2,981	2,375	-33%	-16%	11,815	13,322	-11%
Equity Markets	471	763	484	-38%	-3%	2,776	2,818	-1%
Securities Services	574	600	554	-4%	4%	2,333	2,272	3%
Other	(54)	(66)	(143)	18%	62%	(410)	(443)	7%
Total Markets & Securities Services	2,979	4,278	3,270	-30%	-9%	16,514	17,969	-8%
Product Revenues(b)	$7,101	$8,596	$7,348	-17%	-3%	$33,494	$34,199	-2%
Gain / (loss) on Loan Hedges	86	91	(139)	-5%	NM	116	(287)	NM
Total Revenues ex-CVA / DVA	7,187	8,687	7,209	-17%	—	33,610	33,912	-1%
CVA / DVA	12	(316)	(165)	NM	NM	(343)	(345)	1%
Total Revenues	$7,199	$8,371	$7,044	-14%	2%	$33,267	$33,567	-1%

Expenses	$5,035	$5,040	$5,245	—	-4%	$19,960	$20,218	-1%

Adjusted Expenses(c)	$5,035	$5,040	$4,885	—	3%	$19,960	$19,858	1%

Net Credit Losses	121	12	25	NM	NM	276	182	52%
Credit Reserve Build/(Release)(d)	42	(33)	(121)	NM	NM	(219)	(104)	NM
Total Cost of Credit	$163	$(21)	$(96)	NM	NM	$57	$78	-27%

Net Income	$1,637	$2,291	$1,450	-29%	13%	$9,410	$9,304	1%

Adjusted Net Income(c)	$1,630	$2,485	$1,785	-34%	-9%	$9,621	$9,753	-1%

Adjusted Revenues(c)
North America	2,399	3,161	2,325	-24%	3%	12,295	11,736	5%
EMEA	2,058	2,540	2,053	-19%	—	9,787	10,065	-3%
LATAM	981	1,038	1,147	-5%	-14%	4,282	4,681	-9%
Asia	1,749	1,948	1,684	-10%	4%	7,246	7,430	-2%

Adjusted Income from Continuing Ops.(c)
North America	612	878	463	-30%	32%	3,865	3,304	17%
EMEA	206	631	414	-67%	-50%	2,152	2,462	-13%
LATAM	279	308	435	-9%	-36%	1,365	1,857	-26%
Asia	557	710	491	-22%	13%	2,350	2,240	5%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on loan hedges.  For additional information, please refer to Footnote 10.

(b) Excludes CVA / DVA and gain / (loss) on loan hedges.

(c) Excludes, as applicable, CVA / DVA in all periods and the net fraud loss in 4Q’13.  For additional information, please refer to Appendix B.

(d) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues rose 2% from the prior year period to $7.2 billion. Excluding the impact of CVA/DVA, revenues were unchanged from the prior year period, as higher revenues in Banking and increased gains on loan hedges were offset by lower revenues in Markets and Securities Services.

Banking revenues of $4.1 billion increased 1% from the prior year period (excluding gain / (loss) on loan hedges in each period), primarily reflecting growth in Private Bank and Corporate Lending revenues. Treasury and Trade Solutions revenues of $2.0 billion were up 1% versus the prior year period as growth in deposits and fees more than offset a decline in trade balances and spreads. Investment Banking revenues decreased 7% versus the prior year period, driven by a 19% decrease in equity underwriting revenues to $252 million, a 4% decrease in debt underwriting revenues to $550 million and a 1% decrease in advisory revenues to $263 million. Private Bank revenues increased 11% to $666 million from the prior year period (excluding negative $4 million of CVA/DVA) driven by increased client volumes and growth in investment and capital markets products. Corporate Lending revenues rose 9% versus the prior year period to $431 million (excluding gain / (loss) on loan hedges in each period) reflecting growth in average loans and lower funding costs.

Markets and Securities Services revenues of $3.0 billion (excluding $17 million of CVA/DVA, versus negative $165 million in the fourth quarter 2013) fell 9% from the prior year period. Fixed Income Markets revenues of

$2.0 billion in the fourth quarter 2014 (excluding $9 million of CVA/DVA, compared to negative $153 million in the prior year period) decreased 16% from the prior year period, driven by difficult trading conditions in spread products as well as a challenging macroeconomic environment that impacted the rates business. Equity Markets revenues of $471 million (excluding $7 million of CVA/DVA) were down 3% versus the prior year period, driven by lower trading revenues in cash equities in EMEA. Securities Services revenues of $574 million grew 4% versus the prior year period, reflecting increased client balances and activity.

ICG net income was $1.6 billion in the fourth quarter 2014. Excluding CVA/DVA and the net fraud loss in the fourth quarter 2013, net income decreased 9% from the prior year period, driven by higher operating expenses and an increase in the cost of credit. Operating expenses (excluding the impact of the net fraud loss in the prior year period) grew 3% to $5.0 billion as lower compensation expenses and the impact of foreign exchange translation were more than offset by higher repositioning costs as well as higher external legal and consulting fees. Credit costs increased by $259 million over the prior year period related to an episodic charge-off as well as a loan loss reserve build driven by the overall economic environment.

ICG average loans grew 3% versus the prior year period to $277 billion while end of period deposits declined 3% to $559 billion. In constant dollars, average loans were up 5% versus the prior year period, while end of period deposits increased 1%.

Citi Holdings ($ in millions)	4Q’14	3Q’14	4Q’13	QoQ%	YoY%	2014	2013	%Δ
Total Revenues	$1,308	$1,588	$1,307	-18%	—	$5,815	$4,566	27%

Adjusted Revenues(a)	$1,313	$1,643	$1,306	-20%	1%	$5,862	$4,563	28%

Expenses	$765	$892	$1,493	-14%	-49%	$7,715	$5,970	29%

Adjusted Expenses(a)	$765	$892	$1,493	-14%	-49%	$3,966	$5,970	-34%

Net Credit Losses	381	347	735	10%	-48%	1,646	3,070	-46%
Loan Loss Reserve Build/(Release)(b)	(215)	(144)	(540)	-49%	60%	(903)	(2,043)	56%
Provision for Benefits and Claims	151	153	143	-1%	6%	602	618	-3%
Total Cost of Credit	$317	$356	$338	-11%	-6%	$1,345	$1,645	-18%

Adjusted Cost of Credit(a)	$317	$356	$338	-11%	-6%	$1,290	$1,645	-22%

Net Income (Loss)	$158	$238	$(432)	-34%	NM	$(3,370)	$(1,933)	-74%

Adjusted Net Income(a)	$161	$272	$(432)	-41%	NM	$385	$(1,934)	NM

EOP Assets ($ in billions)	98	103	117	-5%	-16%	98	117	-16%
EOP Loans ($B)	73	78	93	-6%	-21%	73	93	-21%
EOP Deposits ($B)	10	14	36	-31%	-72%	10	36	-72%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods and the impact of the mortgage settlement in 2Q’14.  For additional information, please refer to Appendix B.

(b) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues of $1.3 billion in the fourth quarter 2014 included CVA/DVA of negative $5 million, compared to $1 million in the prior year period. Excluding CVA/DVA, Citi Holdings revenues increased slightly from the prior year period driven by higher gains on asset sales and lower cost of funds. As of the end of the quarter, Citi Holdings assets were $98 billion, 16% below the prior year period, and represented approximately 5% of total Citigroup assets.

Citi Holdings net income, excluding CVA/DVA, was $161 million, up from a loss of $432 million in the prior year period, reflecting lower operating expenses and lower net credit losses, partially offset by a lower net loan loss reserve release. Operating expenses in the fourth quarter 2014 declined 49% from the prior year period to $765 million, driven by the ongoing decline in Citi Holdings assets as well as lower legal and related expenses ($61 million in the fourth quarter 2014, compared to $650 million in the prior year period). Net credit losses decreased 48% from the prior year period to $381 million, primarily driven by continued credit improvements and reductions in the North America mortgage portfolio. The net loan loss reserve release decreased 60% from the prior year period to $215 million, primarily due to lower releases related to the North America mortgage portfolio.

Citi Holdings allowance for credit losses was $4.5 billion at the end of the fourth quarter 2014, or 6.20% of loans, compared to $6.5 billion, or 6.98% of loans, in the prior year period. 90+ days delinquent consumer loans in Citi Holdings decreased 28% to $2.0 billion, or 2.88% of loans.

Citicorp Results by Region(a)	Revenues			Income from Continuing Ops.
($ in millions)	4Q’14	3Q’14	4Q’13	4Q’14	3Q’14	4Q’13
North America
Global Consumer Banking	5,091	4,989	4,874	1,139	1,185	858
Institutional Clients Group	2,399	3,161	2,325	612	878	463
Total North America	$7,490	$8,150	$7,199	$1,751	$2,063	$1,321

EMEA
Global Consumer Banking	305	347	358	(38)	1	(1)
Institutional Clients Group	2,058	2,540	2,053	206	631	414
Total EMEA	$2,363	$2,887	$2,411	$168	$632	$413

Latin America
Global Consumer Banking	2,255	2,357	2,403	256	338	371
Institutional Clients Group	981	1,038	1,147	279	308	435
Total Latin America	$3,236	$3,395	$3,550	$535	$646	$806

Asia
Global Consumer Banking	1,791	1,944	1,834	312	413	313
Institutional Clients Group	1,749	1,948	1,684	557	710	491
Total Asia	$3,540	$3,892	$3,518	$869	$1,123	$804

Corporate/Other	$(137)	$8	$(41)	$(3,105)	$(1,598)	$(256)

Citicorp	$16,492	$18,332	$16,637	$218	$2,866	$3,088

Note: Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods, the net fraud loss in 4Q’13 and the impact of the Credicard divestiture in 4Q’13.  For additional information, please refer to Appendix B.

Citicorp Results by Region(a)	Revenues		Income from Continuing Ops.
($ in millions)	2014	2013	2014	2013
North America
Global Consumer Banking	19,645	19,776	4,421	3,910
Institutional Clients Group	12,295	11,736	3,865	3,304
Total North America	$31,940	$31,512	$8,286	$7,214

EMEA
Global Consumer Banking	1,358	1,449	(7)	35
Institutional Clients Group	9,787	10,065	2,152	2,462
Total EMEA	$11,145	$11,514	$2,145	$2,497

Latin America
Global Consumer Banking	9,204	9,316	1,204	1,337
Institutional Clients Group	4,282	4,681	1,365	1,857
Total Latin America	$13,486	$13,997	$2,569	$3,194

Asia
Global Consumer Banking	7,546	7,624	1,320	1,481
Institutional Clients Group	7,246	7,430	2,350	2,240
Total Asia	$14,792	$15,054	$3,670	$3,721

Corporate/Other	$47	$121	$(5,383)	$(806)

Citicorp	$71,410	$72,198	$11,287	$15,820

Note: Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods, the tax items in 1Q’14 and 3Q’13, the impact of the Credicard divestiture in 4Q’13 and the net fraud loss in 4Q’13.  For additional information, please refer to Appendix B.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 40654645.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Fourth Quarter 2014 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this release and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2013 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
	Kamran Mumtaz	(212) 793-7682	Fixed Income Investors:	Peter Kapp	(212) 559-5091

Appendix A: CVA / DVA

CVA / DVA ($ in millions)	4Q’14	3Q’14	4Q’13	2014	2013
Institutional Clients Group
Counterparty CVA(1)	$(90)	$(25)	$102	$(63)	$265
Asset FVA	(33)	(436)	—	(469)	—
Own-Credit CVA(1)	9	27	(108)	(43)	(208)
Liability FVA	13	6	—	19	—
Derivatives CVA(1)	$(102)	$(427)	$(6)	$(556)	$57
DVA on Citi Liabilities at Fair Value	114	111	(159)	214	(402)
Total Institutional Clients Group CVA / DVA	$12	$(316)	$(165)	$(343)	$(345)

Citi Holdings
Counterparty CVA(1)	1	—	15	20	27
Asset FVA	(5)	(44)	—	(49)	—
Own-Credit CVA(1)	(3)	(12)	(11)	(22)	(14)
Liability FVA	—	—	—	—	—
Derivatives CVA(1)	$(6)	$(55)	$4	$(51)	$13
DVA on Citi Liabilities at Fair Value	1	1	(2)	4	(10)
Total Citi Holdings CVA / DVA	$(5)	$(55)	$1	$(47)	$3
Total Citigroup CVA / DVA	$7	$(371)	$(164)	$(390)	$(342)

Note:  Totals may not sum due to rounding.

(1)  Net of hedges.

Appendix B: Non-GAAP Financial Measures - Adjusted Items

Citigroup ($ in millions, except per share amounts)	4Q’14	3Q’14	4Q’13	2014	2013
Reported Revenues (GAAP)	$17,812	$19,604	$17,779	$76,882	$76,419
Impact of:
CVA / DVA	7	(371)	(164)	(390)	(342)
Adjusted Revenues	$17,805	$19,975	$17,943	$77,272	$76,761

Reported Expenses (GAAP)	$14,426	$12,955	$12,292	$55,051	$48,408
Impact of:
Net Fraud Loss	—	—	(360)	—	(360)
Mortgage Settlement	—	—	—	(3,749)	—
Adjusted Expenses	$14,426	$12,955	$11,932	$51,302	$48,048

Reported Cost of Credit (GAAP)	$2,013	$1,750	$2,072	$7,467	$8,514
Impact of:
Mortgage Settlement	—	—	—	(55)	—
Adjusted Cost of Credit	$2,013	$1,750	$2,072	$7,412	$8,514

Reported Net Income (GAAP)	$350	$2,839	$2,456	$7,313	$13,673
Impact of:
CVA / DVA	4	(228)	(100)	(240)	(213)
Credicard	—	—	189	—	189
Net Fraud Loss	—	—	(235)	—	(235)
Tax Item	—	—	—	(210)	176
Mortgage Settlement	—	—	—	(3,726)	—
Adjusted Net Income	$346	$3,067	$2,602	$11,489	$13,756
Preferred Dividends	159	128	71	511	194
Adjusted Net Income to Common	$187	$2,939	$2,531	$10,978	$13,562
Reported EPS (GAAP)	$0.06	$0.88	$0.77	$2.20	$4.35
Impact of:
CVA / DVA	0.00	(0.08)	(0.03)	(0.07)	(0.07)
Credicard	—	—	0.06	—	0.06
Net Fraud Loss	—	—	(0.08)	—	(0.08)
Tax Item	—	—	—	(0.07)	0.06
Mortgage Settlement	—	—	—	(1.21)	—
Adjusted EPS	$0.06	$0.95	$0.82	$3.55	$4.37

Appendix B: Non-GAAP Financial Measures - Adjusted Items (Cont.)

Citicorp ($ in millions)	4Q’14	3Q’14	4Q’13	2014	2013
Reported Revenues (GAAP)	$16,504	$18,016	$16,472	$71,067	$71,853
Impact of:
CVA / DVA	12	(316)	(165)	(343)	(345)
Adjusted Revenues	$16,492	$18,332	$16,637	$71,410	$72,198

Reported Expenses (GAAP)	$13,661	$12,063	$10,799	$47,336	$42,438
Impact of:
Net Fraud Loss	—	—	(360)	—	(360)
Adjusted Expenses	$13,661	$12,063	$10,439	$47,336	$42,078

Reported Net Income (GAAP)	$192	$2,601	$2,888	$10,683	$15,606
Impact of:
CVA / DVA	7	(194)	(100)	(211)	(214)
Credicard	—	—	189	—	189
Net Fraud Loss	—	—	(235)	—	(235)
Tax Item	—	—	—	(210)	176
Adjusted Net Income	$185	$2,795	$3,034	$11,104	$15,690

Institutional Clients Group ($ in millions)	4Q’14	3Q’14	4Q’13	2014	2013
Reported Revenues (GAAP)	$7,199	$8,371	$7,044	$33,267	$33,567
Impact of:
CVA / DVA	12	(316)	(165)	(343)	(345)
Adjusted Revenues	$7,187	$8,687	$7,209	$33,610	$33,912

Reported Expenses (GAAP)	$5,035	$5,040	$5,245	$19,960	$20,218
Impact of:
Net Fraud Loss	—	—	(360)	—	(360)
Adjusted Expenses	$5,035	$5,040	$4,885	$19,960	$19,858

Reported Net Income (GAAP)	$1,637	$2,291	$1,450	$9,410	$9,304
Impact of:
CVA / DVA	7	(194)	(100)	(211)	(214)
Net Fraud Loss	—	—	(235)	—	(235)
Adjusted Net Income	$1,630	$2,485	$1,785	$9,621	$9,753

Corp / Other ($ in millions)	4Q’14	3Q’14	4Q’13	2014	2013
Reported Net Income (GAAP)	$(3,111)	$(1,618)	$(101)	$(5,639)	$(444)
Impact of:
Credicard	—	—	189	—	189
Tax Item	—	—	—	(210)	176
Adjusted Net Income	$(3,111)	$(1,618)	$(290)	$(5,429)	$(809)

Citi Holdings ($ in millions)	4Q’14	3Q’14	4Q’13	2014	2013
Reported Revenues (GAAP)	$1,308	$1,588	$1,307	$5,815	$4,566
Impact of:
CVA / DVA	(5)	(55)	1	(47)	3
Adjusted Revenues	$1,313	$1,643	$1,306	$5,862	$4,563

Reported Expenses (GAAP)	$765	$892	$1,493	$7,715	$5,970
Impact of:
Mortgage Settlement	—	—	—	(3,749)	—
Adjusted Expenses	$765	$892	$1,493	$3,966	$5,970

Reported Cost of Credit (GAAP)	$317	$356	$338	$1,345	$1,645
Impact of:
Mortgage Settlement	—	—	—	(55)	—
Adjusted Cost of Credit	$317	$356	$338	$1,290	$1,645

Reported Net Income (GAAP)	$158	$238	$(432)	$(3,370)	$(1,933)
Impact of:
CVA / DVA	(3)	(34)	—	(29)	1
Mortgage Settlement	—	—	—	(3,726)	—
Adjusted Net Income	$161	$272	$(432)	$385	$(1,934)

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation

Int’l Consumer Banking ($ in millions)	4Q’14	3Q’14	4Q’13	2014	2013
Reported Revenues	$4,351	$4,648	$4,595	$18,108	$18,389
Impact of FX Translation	—	(205)	(278)	—	(674)
Revenues in Constant Dollars	$4,351	$4,443	$4,317	$18,108	$17,715

Reported Expenses	$2,846	$2,877	$2,879	$11,601	$11,337
Impact of FX Translation	—	(131)	(163)	—	(373)
Expenses in Constant Dollars	$2,846	$2,746	$2,716	$11,601	$10,964

Reported Credit Costs	$753	$726	$792	$3,070	$3,127
Impact of FX Translation	—	(42)	(50)	—	(122)
Credit Costs in Constant Dollars	$753	$684	$742	$3,070	$3,005

Reported EBT	$752	$1,045	$924	$3,437	$3,925
Impact of FX Translation	—	(32)	(65)	—	(179)
EBT in Constant Dollars	$752	$1,013	$859	$3,437	$3,746

Reported Net Income	$527	$742	$682	$2,490	$2,838
Impact of FX Translation	—	(16)	(36)	—	(120)
Net Income in Constant Dollars	$527	$726	$646	$2,490	$2,718

EMEA Consumer Banking ($ in millions)	4Q’14	3Q’14	4Q’13	2014	2013
Reported Revenues	$305	$347	$358	$1,358	$1,449
Impact of FX Translation	—	(25)	(46)	—	(72)
Revenues in Constant Dollars	$305	$322	$312	$1,358	$1,377

Reported Expenses	$329	$326	$349	$1,283	$1,359
Impact of FX Translation	—	(28)	(39)	—	(59)
Expenses in Constant Dollars	$329	$298	$310	$1,283	$1,300

Latam Consumer Banking ($ in millions)	4Q’14	3Q’14	4Q’13	2014	2013
Reported Revenues	$2,255	$2,357	$2,403	$9,204	$9,316
Impact of FX Translation	—	(120)	(175)	—	(446)
Revenues in Constant Dollars	$2,255	$2,237	$2,228	$9,204	$8,870

Reported Expenses	$1,370	$1,378	$1,381	$5,422	$5,392
Impact of FX Translation	—	(64)	(86)	—	(232)
Expenses in Constant Dollars	$1,370	$1,314	$1,295	$5,422	$5,160

Asia Consumer Banking ($ in millions)	4Q’14	3Q’14	4Q’13	2014	2013
Reported Revenues	$1,791	$1,944	$1,834	$7,546	$7,624
Impact of FX Translation	—	(60)	(57)	—	(156)
Revenues in Constant Dollars	$1,791	$1,884	$1,777	$7,546	$7,468

Reported Expenses	$1,147	$1,173	$1,149	$4,896	$4,586
Impact of FX Translation	—	(39)	(38)	—	(82)
Expenses in Constant Dollars	$1,147	$1,134	$1,111	$4,896	$4,504

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation (Cont.)

Citigroup ($ in Billions)	4Q’14	3Q’14	4Q’13	2014	2013
Reported EOP Loans	$645	$654	$666	$645	$666
Impact of FX Translation	—	(10)	(17)	—	(17)
EOP Loans in Constant Dollars	$645	$644	$649	$645	$649

Reported EOP Deposits	$899	$943	$968	$899	$968
Impact of FX Translation	—	(16)	(30)	—	(30)
EOP Deposits in Constant Dollars	$899	$927	$939	$899	$939

Citicorp ($ in Billions)	4Q’14	3Q’14	4Q’13	2014	2013
Reported EOP Loans	$572	$576	$573	$572	$573
Impact of FX Translation	—	(10)	(16)	—	(16)
EOP Loans in Constant Dollars	$572	$566	$557	$572	$557

Reported EOP Deposits	$889	$928	$932	$889	$932
Impact of FX Translation	—	(16)	(29)	—	(29)
EOP Deposits in Constant Dollars	$889	$913	$903	$889	$903

Institutional Clients Group ($ in Billions)	4Q’14	3Q’14	4Q’13	2014	2013
Reported Average Loans	$277	$278	$268	$277	$256
Impact of FX Translation	—	(3)	(5)	—	(2)
Average Loans in Constant Dollars	$277	$275	$263	$277	$253

Reported EOP Deposits	$559	$567	$574	$559	$574
Impact of FX Translation	—	(9)	(19)	—	(19)
EOP Deposits in Constant Dollars	$559	$558	$555	$559	$555

Appendix D: Non-GAAP Financial Measures - Basel III Common Equity Tier 1 Capital and Ratio(1)

($ in millions)	12/31/2014(2)	9/30/2014	12/31/2013

Citigroup Common Stockholders’ Equity(3)	$200,190	$203,421	$197,694
Add: Qualifying noncontrolling interests	165	172	182
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(4)	(909)	(979)	(1,245)
Cumulative unrealized net gain related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(5)	279	193	177
Intangible Assets:
Goodwill, net of related deferred tax liabilities(6)	22,792	23,678	24,518
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related deferred tax liabilities	4,305	4,307	4,950
Defined benefit pension plan net assets	936	1,179	1,125
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards, and excess over 10% / 15% limitations for other DTAs, certain common stock investments and MSRs(7)	36,411	36,453	42,754

Basel III Common Equity Tier 1 Capital (CET1)	$136,541	$138,762	$125,597

Basel III Risk-Weighted Assets (RWA)	$1,299,000	$1,302,000	$1,242,000	(8)

Basel III Common Equity Tier 1 Capital Ratio (CET1 / RWA)	10.5%	10.7%	10.1	%(8)

(1)         Citi’s Basel III Common Equity Tier 1 Capital Ratio and related components are based on the final U.S. Basel III rules, with full implementation assumed for capital components. Basel III risk-weighted assets are based on the Advanced Approaches for determining total risk-weighted assets.

(2)         Preliminary.

(3)         Excludes issuance costs related to preferred stock outstanding in accordance with Federal Reserve Board regulatory reporting requirements.

(4)         Citi’s Basel III Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(5)         The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected and own-credit valuation adjustments on derivatives are excluded from Common Equity Tier 1 Capital, in accordance with the final U.S. Basel III rules.

(6)         Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(7)         Aside from MSRs, reflects other DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions.

(8)         Citigroup’s estimated Basel III Common Equity Tier 1 Capital ratio at December 31, 2013 reflects an adjustment to include, on a pro forma basis, approximately $56 billion of additional operational risk-weighted assets related to its approved exit from Basel III parallel reporting, effective with 2Q’14.

Appendix E: Non-GAAP Financial Measures - Tangible Book Value Per Share

(in millions, except per share amounts)	Preliminary 12/31/2014
Total Citigroup Stockholders’ Equity	$210,534
Less: Preferred Stock	10,468
Common Equity	$200,066
Less:
Goodwill	23,592
Intangible Assets (other than MSRs)	4,566
Goodwill related to Assets Held-for-Sale	71
Tangible Common Equity (TCE)	$171,837
Common Shares Outstanding at Quarter-end (CSO)	3,024
Tangible Book Value Per Share (TCE / CSO)	$56.83

(1) Preliminary. Citigroup’s Basel III Common Equity Tier 1 Capital ratio is a non-GAAP financial measure. Citigroup believes this ratio and its related components provide useful information to investors and others by measuring Citigroup’s progress against future regulatory capital standards. Citigroup’s Basel III Common Equity Tier 1 Capital ratio and its related components are subject to, among other things, ongoing regulatory supervision, including review and approval of Citi’s credit, market and operational risk models, additional refinements, modifications or enhancements (whether required or otherwise) to these models and any further implementation guidance in the U.S. For the composition of Citigroup’s Basel III Common Equity Tier 1 Capital and ratio, see Appendix D.

(2) Preliminary. Citigroup’s estimated Basel III Supplementary Leverage ratio (SLR) and certain related components are non-GAAP financial measures. Citigroup believes this ratio and its components provide useful information to investors and others by measuring Citigroup’s progress against future regulatory capital standards. Citigroup’s estimated Basel III SLR is based on the revised final U.S. Basel III rules issued in September 2014 and represents the ratio of Tier 1 Capital to Total Leverage Exposure (TLE). TLE is the sum of the daily average of on-balance sheet assets for the quarter and the average of certain off-balance sheet exposures calculated as of the last day of each month in the quarter, less applicable Tier 1 Capital deductions. Citigroup’s estimated Basel III SLR and related components are subject to, among other things, ongoing regulatory supervision and any further implementation guidance in the U.S.

(3) Tangible book value per share is a non-GAAP financial measure. Citigroup believes this capital metric provides useful information, as it is used by investors and industry analysts. For a reconciliation of this measure to reported results, see Appendix E.

(4) Credit valuation adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges; funding valuation adjustments (FVA) on derivatives; and debt valuation adjustments (DVA) on Citigroup’s fair value option liabilities (collectively referred to as CVA/DVA). See Appendix A. Citigroup’s results of operations excluding the impact of CVA/DVA are non-GAAP financial measures. Citigroup believes the presentation of its results of operations excluding the impact of CVA/DVA provides a more meaningful depiction of the underlying fundamentals of its businesses impacted by CVA/DVA. For a reconciliation of these measures to reported results, see Appendix B.

(5) In the second quarter 2013, Citi entered into an agreement to sell Credicard, its non-Citibank branded cards and consumer finance business in Brazil, which was completed in the fourth quarter 2013.  For additional information on the net fraud loss in Mexico in the fourth quarter 2013, please see Citigroup’s Form 8-K filed with the U.S. Securities and Exchange Commission (SEC) on February 28, 2014. Presentations of Citigroup’s results of operations excluding these items are non-GAAP financial measures. Citigroup believes the presentation of its results of operations excluding these items provides a more meaningful depiction of the underlying fundamentals of its businesses. For a reconciliation of these measures to reported results, see Appendix B.

(6) For additional information on the mortgage settlement to resolve claims related to legacy residential mortgage-backed securities (RMBS) and collateralized debt obligations (CDOs) included in second quarter 2014 results, please see Citigroup’s Form 8-K filed with the SEC on July 14, 2014.

(7) Citigroup’s results of operations excluding the mortgage settlement and tax items are non-GAAP financial measures. Citigroup believes the presentation of its results of operations excluding these items provides a more meaningful depiction of the underlying fundamentals of its businesses. For a reconciliation of these measures to reported results, see Appendix B.

(8)Results of operations excluding the impact of FX translation (constant dollar basis) are non-GAAP financial measures. Citigroup believes the presentation of its results of operations excluding the impact of FX translation is a more meaningful depiction of the underlying fundamentals of its businesses impacted by FX translation. For a reconciliation of these measures to reported results, see Appendix C.

(9) See footnote 8 of Appendix D.

(10) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate loan portfolio. The fixed premium cost of these hedges is included (netted against) the core lending revenues to reflect the cost of the credit protection. Results of operations excluding the impact of gain/(loss) on loan hedges are non-GAAP financial measures. Citigroup believes the presentation of its results of operations excluding the impact of gain/(loss) on loan hedges is a more meaningful depiction of the underlying fundamentals of its businesses.